SURVIVORSHIP INCENTIVE LIFE LEGACY WITH EXTENDED NO LAPSE GUARANTEE RIDER TO AGE 100
$4,000,000 FACE AMOUNT

MALE, ISSUE AGE 55, PREFERRED, NON-TOBACCO USER UNDERWRITING RISK CLASS FEMALE, ISSUE AGE 50, PREFERRED, NON-TOBACCO USER UNDERWRITING RISK CLASS

OPTION A DEATH BENEFIT
PLANNED ANNUAL PREMIUM: $29,710.
USING CURRENT CHARGES, 6.00% GROSS INTEREST RATE

THE TABLE BELOW SHOWS THE MONTHLY PROGRESS OF THE POLICY ACCOUNT VALUE, THE CASH SURRENDER VALUE, AND THE DEATH BENEFIT FROM THE BEGINNING TO END OF YEAR 5.
THE POLICY ACCOUNT VALUE AT THE END OF YEAR 4 IS $90,556.03.



                              Beginning of         Beginning of
                              Month Policy         Month Death           Gross                             Administrative
   Year         Month        Account Value           Benefit          Premium Paid         Net Premium         Charge
-----------  ------------ -------------------  ------------------ -------------------  -----------------  -----------------
    5            49          $  90,556.03        $ 4,000,000.00       $ 29,710.00         $ 26,739.00         $ 347.00
    5            50          $ 117,089.14        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            51          $ 116,882.71        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            52          $ 116,675.72        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            53          $ 116,468.18        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            54          $ 116,260.07        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            55          $ 116,051.40        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            56          $ 115,842.16        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            57          $ 115,632.36        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            58          $ 115,421.99        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            59          $ 115,211.05        $ 4,000,000.00       $    -              $ -                 $ 347.00
    5            60          $ 114,999.55        $ 4,000,000.00       $    -              $ -                 $ 347.00



                                               Cost of
                                              Insurance           Mortality &          ENLG SA             Customer
   Year         Month         ENLG Charge       Charge          Expense Charge       Fund Charge        Loyalty Credit
-----------  ------------  ---------------- ---------------- -------------------- ------------------ --------------------
    5            49            $ 120.00        $ 52.46             $ 53.52             $ 68.12               $ -
    5            50            $ 120.00        $ 52.46             $ 53.42             $ 68.00               $ -
    5            51            $ 120.00        $ 52.47             $ 53.33             $ 67.87               $ -
    5            52            $ 120.00        $ 52.47             $ 53.23             $ 67.75               $ -
    5            53            $ 120.00        $ 52.47             $ 53.14             $ 67.63               $ -
    5            54            $ 120.00        $ 52.48             $ 53.04             $ 67.51               $ -
    5            55            $ 120.00        $ 52.48             $ 52.95             $ 67.39               $ -
    5            56            $ 120.00        $ 52.48             $ 52.85             $ 67.27               $ -
    5            57            $ 120.00        $ 52.48             $ 52.76             $ 67.15               $ -
    5            58            $ 120.00        $ 52.49             $ 52.66             $ 67.02               $ -
    5            59            $ 120.00        $ 52.49             $ 52.56             $ 66.90               $ -
    5            60            $ 120.00        $ 52.49             $ 52.47             $ 66.78               $ -


                                Net             End of Month                         End of Month
                             Investment            Policy           Surrender            Cash
   Year         Month         Earnings          Account Value        Charge         Surrender Value
-----------  ------------  ----------------  -----------------  -----------------  -------------------
    5            49           $ 435.21          $ 117,089.14       $ 27,537.95        $ 89,551.19
    5            50           $ 434.45          $ 116,882.71       $ 27,537.95        $ 89,344.76
    5            51           $ 433.68          $ 116,675.72       $ 27,537.95        $ 89,137.77
    5            52           $ 432.91          $ 116,468.18       $ 27,537.95        $ 88,930.23
    5            53           $ 432.13          $ 116,260.07       $ 27,537.95        $ 88,722.12
    5            54           $ 431.36          $ 116,051.40       $ 27,537.95        $ 88,513.45
    5            55           $ 430.58          $ 115,842.16       $ 27,537.95        $ 88,304.21
    5            56           $ 429.80          $ 115,632.36       $ 27,537.95        $ 88,094.41
    5            57           $ 429.02          $ 115,421.99       $ 27,537.95        $ 87,884.04
    5            58           $ 428.23          $ 115,211.05       $ 27,537.95        $ 87,673.10
    5            59           $ 427.45          $ 114,999.55       $ 27,537.95        $ 87,461.60
    5            60           $ 426.66          $ 114,787.47       $ 27,537.95        $ 87,249.52


CALCULATION OF DEATH BENEFIT:
 Under Option A, the Death Benefit is level and equal to the Face Amount. Under Option B, the Death Benefit is equal to the Face Amount plus the Policy Account Value. Under either Option, a higher Alternative Death Benefit may apply if the value in the policy reaches certain levels relative to the Face Amount. The Alternative Death Benefit is calculated by multiplying the Policy Account Value at the beginning of the policy month, after the addition of net premium and the deduction of administrative charge and any rider's cost, by a percentage specified in the policy. For example, in the beginning of policy month 49, the percentage is 334.4%.
 For this example, the Death Benefit is the maximum of $4,000,000 and 334.4% *($90,556.03+$26,739.00-$347.00-$120.00)) = $390,672.93. Therefore, the Death
 Benefit is $4,000,000.

CALCULATION OF NET PREMIUM:
 The Net Premium equals the Gross Premium paid less the Premium Charge. The Premium Charge is 10% of each premium payment on a guaranteed basis. On a current basis, the charge is 10% of each premium payment and reduced to 6% of each premium Payment after an amount equal to ten target Premiums has been paid. The Target Premium is actuarially determined for each policy, based on that policy's characteristics.
 For this hypothetical insured, the Target Premium is $39,478, so ten Target Premiums is $394,784. The policy has paid 5 premiums of $29,710, or $148,550. Hence, the insured has not yet paid 10 Target Premiums and the premium charge is 10%. Therefore, the Net Premium = Gross Premium*(1-Premium Charge) = $29,710*(1-10%) = $26,739.

CALCULATION OF MONTHLY CHARGES DEDUCTED FROM THE POLICY ACCOUNT VALUE:
 The Monthly Administrative Charge is $20 in each of the policy's first 12 months and a maximum charge of $10 in each subsequent month (currently we charge $7). We also charge an additional amount per $1,000 of initial base Policy Face Amount during the policy's first ten years. The amount charged per $1,000 varies with the younger insured's age and initial size band at policy issue and is set forth in the policy. For example, for this illustration the current Monthly Administrative Charge in year 5 is equal to $7 per policy plus $0.085 per $1,000 of Face Amount, or $7+$0.085*$4,000,000/$1000 = $347.00. On a
 guaranteed basis, the Monthly Administrative Charge would be $10 per policy plus $0.085 per $1,000 of Face Amount, or $10+$0.085*$4,000,000/$1000 =
 $350.00.

 If ENLG Rider is selected, we deduct a monthly charge per $1000 of the current base policy face amount.

 For this example, the monthly ENLG rate per $1000 of face amount is 0.03. The monthly ENLG charge = 0.03*$4,000,000/$1,000=120.

 The current Monthly Cost of Insurance Charge is determined by multiplying the current Cost of Insurance rate by the amount we have at risk under the policy. The Cost of Insurance rate varies depending on the specifics of the policy and the policy year. The maximum rates charged are set forth in the policy. The amount at risk is the difference between (a) the Death Benefit and (b) the then Total Account Value under the policy.
 For example, in policy month 49, the current Monthly Cost of Insurance rate is
 0.00001351. Therefore, the Cost of Insurance Charge is 0.00001351*($4,000,000-($90,556.03+$26,739.00-$347.00-$120.00)) = $52.46.
 On a guaranteed basis, the maximum monthly rate for this insured is 0.00002042 and the maximum Cost of Insurance Charge would be 0.00002042*($4,000,000-($90,556.03+$26,739.00-$347.00-$120.00)) = $79.29.

 The Mortality and Expense Risk Charge is deducted from the Policy Account Value each month. The guaranteed maximum charge in all years is 0.55% (annual rate) of the value in our variable investment options.
 We currently charge 0.55% (annual rate) in years 1-15, 0.05% (annual rate) in years 16+.For this example, it is assumed that 100% of the Policy Account Value is invested in our variable investment options.
 Therefore, in policy month 49, the guaranteed Mortality and Expense Risk Charge is (0.0055/12)*($90,556.03+$26,739.00-$347.00-$52.46-$120.00) = $53.52. Because
 the policy year in this example is less than 15, the current Mortality and Expense Risk Charge is also
 (0.0055/12)*($90,556.03+$26,739.00-$347.00-$52.46-$120.00) = $53.52.

CALCULATION OF ENLG SA FUND CHARGE:
 If ENLG Rider is selected, the ENLG SA Fund Charge is deducted from the policy account value each month while the rider is in effect. The dollar amount of the charge is a percentage of the total amount in our investment options. The percentage charge is an annual rate of 0.70%. For this example, this is assumed that 100% of the Policy Account Value is invested in our variable investment options. Therefore, in policy month 49, (0.0070/12)*($90,556.03+$26,739.00-$347.00-$52.46-$120.00) = $68.12.

CALCULATION OF CUSTOMER LOYALTY CREDIT:
 Customer loyalty credits are added to the policy account value each month for policies that have been in force for at least 15 years. The dollar amount of the credit is a percentage of the total amount in our investment options. The percentage credit is currently an annual rate of 0.35% in years 16 and later. Therefore, in policy month 49, the customer loyalty credit is $0.00. This credit is not guaranteed.


CALCULATION OF NET INVESTMENT EARNINGS:
 This illustration assumes that all of the Account Value is invested in Portfolios that achieve investment returns at a constant hypothetical gross annual rate of 6% (i.e., before any investment management fees, and other expenses of all of the underlying Portfolio assets). The net rate of return takes into consideration investment management fees equivalent to an annual charge of 0.10% and an assumed average asset charge for all other expenses of the underlying Portfolios equivalent to an effective annual rate of 1.25%. After the deduction of the arithmetic average of the investment management fees and other expenses of all of the underlying Portfolios, the corresponding net annual rate of return would be 4.57%. The net annual rate of return does not reflect the Mortality and Expense Risk Charge or other charges we deduct from the policy's value each month. However, the policy values shown above do reflect all charges. The net annual rates of return on a current basis and on a guaranteed basis are equal.

 The monthly Net Investment Earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return for this illustration is 0.3731%. The Net Investment Earnings in policy month 49, for example, is (0.3731%)*($90,556.03+$26,739.00-$347.00-$120.00-$53.52-$52.46-$68.12+$0.00) =
 $435.21.

 If the gross annual rate of return were 0%, the net annual rate of return would be -1.35%. Similarly, if the gross annual rate of return were 12%, the net annual rate of return would be 10.49%.

CALCULATION OF POLICY ACCOUNT VALUE:
 The end of month Policy Account Value is equal to the beginning of month Policy Account Value plus the Net Premium, less Charges, plus Net Investment Earnings. For example, in policy month 49, the end of month policy account value is $90,556.03+$26,739.00-$347.00-$52.46-$53.52-$120.00-$68.12+$0.00+$435.21 =
 $117,089.14.

CALCULATION OF CASH SURRENDER VALUE:
 A Surrender Charge is deducted from the Account Value if the policy is surrendered during the first 15 policy years. The Cash Surrender Value is the Policy Account Value less the Surrender Charge. The amount of the Surrender Charge is set forth in the policy. For example, in policy month 49, the Surrender Charge for this illustration is $27,537.95. The Cash Surrender Value at the end of policy month 49 is $117,089.14-$27,537.95 = $89,551.19.

CALCULATION DIFFERENCES IN OTHER YEARS:

 - Death Benefit: In later years, the Policy Account Value may become large enough such that the higher Alternative Death Benefit would apply and thus increase the Death Benefit payable.

 - Net Premium: Once the policyholder has paid the equivalent of 10 Target Premiums, or $394,784 in this illustrative example, the premium charge on a current basis may be reduced to 6% and thus the Net Premium would be equal to the Gross Premium * (1-6%).

 - Customer Loyalty Credit: Starting in year 16, there might be a customer loyalty credit equal to 0.35% (annual rate) of the total amount in our investment options added to the policy account value each month.

 - Monthly Charges:

   - The Monthly Administrative Charge is the same in years 2 through 10, and in years 11 and later. The calculation of the charges in year 1, years 2 through 10, and years 11 and later is described above.

   - As described above, the Monthly Cost of Insurance Charge depends on the Cost of Insurance Rate and the amount we have at risk under the policy. The Cost of Insurance Rate generally increases from one policy year to the next. This happens automatically because of the insured person's increasing age. The amount we have at risk under the policy may increase or decrease over time. If the amount we have at risk under the policy increases, the Monthly Cost of Insurance Charge will increase.

   - The Mortality and Expense Risk Charge depends on the Mortality and Expense Risk Charge rate and the amount of the Policy Account Value invested in our variable investment options. As described above, the Mortality and Expense Risk Charge Rate is different in years 1 through 15, and years 16 and later. If the Policy Account Value invested in our variable investment options grows, the Mortality and Expense Risk Charge deducted will be higher.

   - If ENLG Rider is selected and in effect, there will be a ENLG SA Fund Charge equal to 0.7% (annual rate) of the total amount in our investment options. If the Policy Account Value invested in our variable investment options grows, the ENLG SA Fund Charge deducted will be higher.

 - Net Investment Earnings: The monthly Net Investment Earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of return does not vary by year for this illustration. If the Policy Account Value increases or decreases, the Net Investment Earnings will increase or decrease, respectively.

 - Policy Account Value: The calculation of the Policy Account Value does not vary by year. The Policy Account Value will increase or decrease over time depending on the Net Premiums paid, the Charges deducted, and the Net Investment Earnings.

 - Cash Surrender Value: The Surrender Charge is level in years 1 through 6 and then decreases each month until the end of year 15, after which it is equal to zero. The decrease in the Surrender Charge may increase the Cash Surrender Value, depending on the Policy Account Value. After year 15, the Cash Surrender Value will be equal to the Policy Account Value.